Exhibit 10.23.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made as of this             day of June 2002, by and between APCOA/Standard Parking, Inc., a Delaware corporation (the “Company”), (successor to “Standard Parking, L. P.”) and Steven A. Warshauer (the “Executive”).

RECITALS

A.                                   The Executive and the Company have previously executed a certain Employment Agreement dated as of March 26, 1998 (the “Employment Agreement”).

B.                                     The Company and Executive have agreed to certain additional terms and modifications relating to the Executive’s employment as more fully set forth.

NOW, THEREFORE, in conversation of the Recitals, the mutual promises and undertakings herein set forth, and the sum of Ten Dollars in hand paid, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree that the Employment Agreement shall be deemed modified and amended, effective as of the date first above written as follows:

1.                                       Subsection (a) of paragraph 5 is hereby amended by deleting the entire paragraph following the first sentence ending with the words “…so paid shall equal the Target Annual Bonus.” and substituting the following in lieu thereof:

“Following a termination of the Executive’s employment for any reason other than by the Company for Cause and subject to any future federal or state law or statute that may be enacted or become applicable to the Company or its then current APCOA Standard Parking Welfare Benefit Plan (the “Plan”), which prohibits the Company from providing the benefits to Executive or his dependents described herein without adversely affecting the Company’s then current Plan (“Future Legal Requirements”), the Executive shall be entitled to receive family medical and dental coverage under the then current Plan for the remainder of his life, upon payment by the Executive, of the full cost of the coverage as determined by the Insurance Company, Third Party Administrator or Consultants engaged by the Company to administer the Plan.  Upon the Executive’s death, his remaining dependents (as defined by the Plan) shall be entitled to continue to receive coverage under the Plan, subject to Future Legal Requirements and the Plan’s limitation regarding coverage for dependent children (see the Plan’s Summary Plan Description for details), at the full cost of providing coverage as determined above.

Within two weeks of the Executive’s termination, the Company will notify him of the monthly premium to continue coverage under the Plan.  This premium is subject to change on an annual basis and Executive will be notified annually of changes in premium cost, if any.  The Executive will be responsible for remitting the monthly premiums for continued coverage under the Plan no later than the 10th of each month to the Chicago Corporate offices of the Company.  Failure to make premium payments when due will result in a loss of coverage to the Executive and all dependents covered under the Plan.”

IN WITHNESS WHEREOF, the Company and the Executive have executed this First Amendment to Employment Agreement as of the day and year first above written.

COMPANY:	EXECUTIVE:

James A. Wilhelm	Steven A. Warshauer
President/Chief Executive Officer